UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)                                  October 2, 2006
G&K Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN		55343

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(952) 912-5500

n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
First Amendment to Executive Employment Agreement

Item 1.01. Entry into a Material Definitive Agreement.
As previously disclosed, on August 24, 2006, the Board of Directors of G&K Services, Inc. authorized certain clarifying changes to the Executive Employment Agreement, dated August 2004, between the company and its Chairman and Chief Executive Officer, Mr. Richard L. Marcantonio.
Pursuant to such authorization, on October 2, 2006, G&K Services and Mr. Marcantonio entered into that certain First Amendment to Executive Employment Agreement. The amendment provides that if Mr. Marcantonio provides G&K Services with written notice of termination at least 12 months in advance of his employment termination, and thereafter retires on such date, then, effective as of such date, all unvested stock options and restricted stock granted to Mr. Marcantonio by G&K Services on or after August 24, 2006, and before the termination date, will automatically become fully vested, all restrictions on the exercise of such options or transfers of such stock (as applicable) will automatically lapse, and the exercise period for such options will continue until the end of their original fixed term. Notwithstanding the foregoing, the 12 month notice period referred to above will not apply, and such vesting shall earlier occur, in the event that Mr. Marcantonio is terminated by G&K Services without cause, or he resigns for good reason or as a result of a disability (in each case, as described in the amendment).
The amendment also provides that if any vested or unvested stock options granted to Mr. Marcantonio before August 24, 2006 have not expired by their terms before any termination of Mr. Marcantonio’s employment, such options will continue to vest and the exercise period of each such vested and unvested stock option will be automatically extended, but not beyond its original fixed term, until the later of the last day of the calendar year in which the option period would otherwise have expired due to Mr. Marcantonio’s retirement, or a date two and one-half months after the option period would otherwise have expired due to Marcantonio’s retirement.
Item 9.01. Financial Statements and Exhibits.
     (c)    Exhibits
       10.1       First Amendment to Executive Employment Agreement, dated October 2, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2006	By /s/ David F. Fisher
David F. Fisher
Its Vice President, General Counsel and Corporate Secretary